Item 77C - DWS Municipal Income Trust (the
"Registrant").

Registrant incorporates by reference its Proxy
Statement filed on April 10, 2007, (Accession No.
0000950137-07-005342).

Shareholder Meeting Results:
The Annual Meeting of Shareholders of DWS
Municipal Income Trust (the "Fund") was held on
May 24, 2007. The following matter was voted on
by the shareholders of said Fund (the resulting
votes are presented below):
I.	To elect nine individuals to constitute the
Board of Trustees of the Fund.


Number of Votes:

For
Withheld
John W. Ballantine
31,746,075
1,703,286
Donald L. Dunaway
31,729,982
1,719,380
James R. Edgar
31,742,568
1,706,793
Paul K. Freeman
31,723,396
1,725,965
Robert B. Hoffman
31,724,198
1,725,163
William McClayton
31,754,412
1,694,950
Shirley D. Peterson
31,704,995
1,744,367
Axel Schwarzer*
50,331
0
Robert H. Wadsworth*
50,331
0

*	Elected by preferred shareholders.



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